Exhibit 99.1
                                 ------------


CONSOLIDATED FINANCIAL STATEMENTS

Financial Guaranty Insurance Company and Subsidiaries
December 31, 2007
With Report of Independent Registered Public Accounting Firm

                    Financial Guaranty Insurance Company and Subsidiaries

                              Consolidated Financial Statements

                                      December 31, 2007

                                           Contents

Report of Independent Registered Public Accounting Firm.......................1
Consolidated Balance Sheets...................................................2
Consolidated Statements of Income.............................................3
Consolidated Statements of Stockholder's Equity...............................4
Consolidated Statements of Cash Flows.........................................5
Notes Consolidated Financial Statements.......................................6

            Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of
Financial Guaranty Insurance Company

We have audited the accompanying consolidated balance sheets of Financial Guaranty Insurance Company and Subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

March 14, 2008, except for Note 23,
as to which the date is March 25, 2008


                    Financial Guaranty Insurance Company and Subsidiaries

                                 Consolidated Balance Sheets

                       (Dollars in thousands, except per share amounts)

                                                                               December 31
                                                                            2007         2006
                                                                         ------------ -----------
Assets
Fixed maturity securities, available for sale, at fair value
   (amortized cost of $3,927,752 in 2007 and $3,627,344 in 2006)         $ 3,960,907  $3,627,007
Variable interest entity fixed maturity securities, held to maturity
   at amortized cost                                                         750,000     750,000
Short-term investments                                                       115,687     211,726
                                                                         ------------ -----------
Total investments                                                          4,826,594   4,588,733

Cash and cash equivalents                                                    125,355      29,963
Accrued investment income                                                     55,596      49,843
Reinsurance recoverable on losses                                              8,693       1,485
Prepaid reinsurance premiums                                                 225,516     156,708
Policy acquisition costs deferred, net                                       107,854      93,170
Receivable from related parties                                                    -       2,483
Property and equipment, net of accumulated depreciation of $3,870 in
   2007 and $2,107 in 2006                                                    16,414       2,617
Deferred income taxes                                                        800,770       3,491
Income taxes receivable                                                      146,775           -
Derivative assets                                                                267         314
Other assets                                                                  26,541      17,275
                                                                         ------------ -----------
Total assets                                                             $ 6,340,375  $4,946,082
                                                                         ============ ===========

Liabilities and stockholder's equity
Liabilities:
  Unearned premiums                                                      $ 1,458,476  $1,347,592
  Loss and loss adjustment expense reserves                                1,267,420      40,299
  Ceded reinsurance balances payable                                           3,696       7,524
  Accounts payable, accrued expenses and other liabilities                    55,991      41,588
  Derivative liabilities                                                   1,938,930       1,817
  Payable for securities purchased                                                 -      10,770
  Variable interest entity floating rate notes                               750,000     750,000
  Accrued interest expense - variable interest entity                          1,208       1,298
  Capital lease obligations                                                    1,562       2,941
  Federal and foreign income taxes payable                                         -      17,520
  Deferred income taxes                                                            -      76,551
  Payable to related parties                                                     105           -
  Dividends payable                                                           10,000      10,000
                                                                         ------------ -----------
Total liabilities                                                          5,487,388   2,307,900
                                                                         ------------ -----------

Stockholders' equity:
  Common stock, par value $1,500 per share; 10,000 shares authorized,
    issued and outstanding                                                    15,000      15,000
  Additional paid-in capital                                               1,911,252   1,901,799
  Accumulated other comprehensive income, net of tax                          36,215       6,500
  Retained (loss) earnings                                                (1,109,480)    714,883
                                                                         ------------ -----------
Total stockholder's equity                                                   852,987   2,638,182
                                                                         ------------ -----------
Total liabilities and stockholder's equity                               $ 6,340,375  $4,946,082
                                                                         ============ ===========
See accompanying notes.


                    Financial Guaranty Insurance Company and Subsidiaries

                              Consolidated Statements of Income

                                    (Dollars in thousands)

                                                                 Year Ended December 31
                                                             2007          2006         2005
                                                         -------------- ------------ ------------
Revenues:
   Gross direct and assumed premiums written             $     451,268  $   441,231  $   410,202
   Ceded premiums written                                     (103,907)     (74,417)     (29,148)
                                                         -------------- ------------ ------------
   Net premiums written                                        347,361      366,814      381,054
                                                         -------------- ------------ ------------
   Change in net unearned premiums                             (42,076)    (100,357)    (156,485)
Net premiums earned                                            305,285      266,457      224,569

Net investment income                                          156,352      138,475      117,072
Interest income - investments held by variable
   interest entity                                              41,691       35,893            -
Net realized gains                                                 872          274          101
Net mark-to-market (losses) gains on credit derivative
   contracts                                                (1,936,536)         507         (167)
                                                         -------------- ------------ ------------
Other income                                                       560        1,815          762
                                                         -------------- ------------ ------------
Total revenues                                             (1,431,776)      443,421      342,337

Expenses:
  Loss and loss adjustment expenses                          1,226,775       (8,700)      18,506
  Underwriting and other operating expenses                     94,895       91,614       82,064
  Policy acquisition costs deferred, net                       (29,615)     (39,728)     (38,069)
  Amortization of policy acquisition costs deferred             15,652       11,486        8,302
  Interest expense - debt held by variable interest
     entity                                                     41,691       35,893            -
                                                         -------------- ------------ ------------
Total expenses                                               1,349,398       90,565       70,803
                                                         -------------- ------------ ------------
(Loss) income before income tax (benefit) expense
                                                            (2,781,174)     352,856      271,534
Income tax (benefit) expense:
  Current                                                      (91,559)      67,895       32,370
  Deferred                                                    (885,252)      21,123       32,738
                                                         -------------- ------------ ------------
Total income tax (benefit) expense                            (976,811)      89,018       65,108
                                                         -------------- ------------ ------------
Net (loss) income                                        $  (1,804,363) $   263,838  $   206,426
                                                         ============== ============ ============
See accompanying notes.


                                     Financial Guaranty Insurance Company and Subsidiaries

                                        Consolidated Statements of Stockholder's Equity

                                                     (Dollars in thousands)

                                                                                  Accumulated
                                                                                     Other
                                                                  Additional     Comprehensive     Retained
                                                                    Paid-in      (Loss) Income      (Loss)
                                                  Common Stock      Capital       Net of Tax       Earnings         Total
                                                  -------------- -------------- ---------------- -------------- --------------
Balance at January 1, 2005                        $  v    15,000 $  1,882,772   $         15,485 $    264,619   $  2,177,876
Net income                                                     -            -                  -      206,426        206,426
Other comprehensive income:
  Change in fixed maturity securities
  available for sale, net of tax                               -            -            (23,550)           -        (23,550)
  Change in foreign currency
  translation adjustment, net of tax                           -            -             (5,532)           -         (5,532)
                                                                                                                --------------
Total comprehensive income                                                                                           177,344
Capital contribution                                           -       12,211                  -            -         12,211
                                                  -------------- -------------- ---------------- -------------- --------------
Balance at December 31, 2005                              15,000    1,894,983            (13,597)     471,045      2,367,431
Net income                                                     -            -                  -      263,838        263,838
Other comprehensive income:
  Change in fixed maturity securities
  available for sale, net of tax                               -            -             11,901            -         11,901
  Change in foreign currency
  translation adjustment, net of tax                           -            -              8,196            -          8,196
                                                                                                                --------------
Total comprehensive income                                     -            -            (20,000)     (20,000)       283,935
Dividends declared to FGIC Corp.
Amortization of stock options and
restricted stock                                              -         6,816                -              -          6,816
                                                  -------------- -------------- ---------------- -------------- --------------
Balance at December 31, 2006                              15,000    1,901,799              6,500      714,883      2,638,182
Net loss                                                       -            -         (1,804,363)  (1,804,363)
Other comprehensive income (loss):
  Change in fixed maturity securities
  available for sale, net of tax                               -            -             21,818            -         21,818
  Change in foreign currency
  translation adjustment, net of tax                           -            -              7,897            -          7,897
                                                                                                                --------------
Total comprehensive income (loss)                              -            -                  -            -     (1,774,648)
Dividends declared to FGIC Corp.                               -            -            (20,000)     (20,000)
Amortization of stock options
and restricted stock                                           -        9,453                  -            -          9,453
                                                  -------------- -------------- ---------------- -------------- --------------
Balance at December 31, 2007                      $       15,000 $  1,911,252   $         36,215 $ (1,109,480)  $    852,987
                                                  ============== ============== ================ ============== ==============
See accompanying notes.


                       Financial Guaranty Insurance Company and Subsidiaries

                               Consolidated Statements of Cash Flows

                                      (Dollars in thousands)

                                                                  Year Ended December 31
                                                              2007         2006         2005
                                                          ------------- ------------ ------------

Operating activities
Net (loss) income                                         $(1,804,363)  $   263,838  $   206,426
Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
     Amortization of policy acquisition costs deferred         15,652        11,486        8,574
     Policy acquisition costs deferred, net                   (29,615)      (39,728)     (38,069)
     Depreciation of property and equipment                     1,737     1,222,721
     Amortization of fixed maturity securities                 35,374        33,774       31,504
     Amortization of short-term investments                      (119)      131,481
     Net realized gains on investments                           (872)         (274)        (101)
     Stock compensation expense                                  9,453        6,816            -
     Change in accrued investment income, prepaid
      expenses, and other assets, net                          (15,039)     (14,725)      (8,504)
     Change in mark-to-market losses on credit
     derivative contracts                                    1,937,160    1,336,167
     Change in reinsurance recoverable on losses                (7,208)       1,786         (217)
     Change in prepaid reinsurance premiums                    (68,808)     (46,072)      (1,344)
     Change in receivable from related parties                   2,588        7,056       (8,737)
     Change in unearned premiums                               111,121      147,589      157,829
     Change in loss and loss adjustment expenses             1,227,121      (14,513)      15,631
     Change in ceded reinsurance balances payable,
      accounts payable and accrued expenses and other
      liabilities                                                9,198       10,529        8,923
     Change in current income taxes                           (164,295)      19,678       (6,559)
     Change in accrued interest expense - variable
     interest entity                                               (90)       1,298            -
     Change in deferred income taxes                          (882,351)      20,878       19,252
                                                          ------------- ------------ ------------
Net cash provided by operating activities                      376,644      412,105      385,977
                                                          ------------- ------------ ------------

                                                          ------------- ------------ ------------
Investing activities
Sales and maturities of fixed maturity securities              229,718      198,186      122,638
Purchases of fixed maturity securities                        (563,300)    (576,386)    (520,089)
Purchases, sales and maturities of short-term
investments, net                                                97,298      (52,126)     (19,342)
Receivable for securities sold 20                                    -          (20)
Payable for securities purchased                               (10,770)      10,770       (5,715)

Purchase of fixed assets                                       (15,501)        (477)      (1,405)
Purchase of investments held by variable interest
entity                                                        (750,000)
                                                          ------------- ------------ ------------
Net cash used in investing activities                         (262,535)  (1,170,033)    (423,933)
                                                          ------------- ------------ ------------

Financing activities
Proceeds from issuance of debt held by variable
interest entity                                                      -      750,000            -
Capital contribution                                                 -            -       12,211
Dividends paid                                                 (20,000)     (10,000)           -
                                                          ------------- ------------ ------------
Net cash (used in) provided by financing activities            (20,000)     740,000       12,211
                                                          ------------- ------------ ------------
Effect of exchange rate changes on cash                          1,283        2,814        1,530
                                                          ------------- ------------ ------------
Net increase (decrease) in cash and cash equivalents            95,392      (15,114)     (24,215)
Cash and cash equivalents at beginning of period                29,963       45,077       69,292
                                                          ------------- ------------ ------------
Cash and cash equivalents at end of period                $    125,355  $    29,963  $    45,077
                                                          ============= ============ ============

Supplemental disclosure of cash flow information
Income taxes paid                                         $     75,545  $    47,507  $    49,613
Interest paid - debt held by variable interest entity     $     41,781  $    34,595  $         -
See accompanying notes.

             Financial Guaranty Insurance Company and Subsidiaries

                    Notes Consolidated Financial Statements

                               December 31, 2007
               (Dollars in thousands, except per share amounts)

1. Business and Organization

Financial Guaranty Insurance Company (FGIC) is a wholly owned subsidiary of FGIC Corporation (FGIC Corp.). The Company provides financial guaranty insurance and other forms of credit enhancement for public finance and structured finance obligations. FGIC typically guarantees the scheduled payments of principal and interest on an issuer's obligations when due. FGIC is licensed to write financial guaranty insurance in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, and, through a branch, the United Kingdom. In addition, FGIC UK Limited, a wholly owned United Kingdom subsidiary of FGIC (FGIC UK Ltd) is authorized to write financial guaranty business in the United Kingdom and has passport rights to write business in other European Union member countries. When credit enhancement is provided in credit default swap (CDS) form, the CDS are entered into by FGIC Credit Products, LLC (FGIC Credit Products), a wholly owned subsidiary of FGIC. As used in these notes, the term "Company" refers to FGIC and its subsidiaries.

The PMI Group, Inc. (PMI) is the largest stockholder of FGIC Corp., owning approximately 42% of its common stock at December 31, 2007 and 2006. Affiliates of the Blackstone Group L.P. (Blackstone), the Cypress Group L.L.C. (Cypress) and CIVC Partners L.P. (CIVC) owned approximately 23%, 23% and 7% of FGIC Corp.'s common stock, respectively, at December 31, 2007 and 2006. As of December 31, 2007, an affiliate of General Electric Capital Corp. (GE Capital) owned 2,346 shares, or 100%, of FGIC Corp.'s senior participating mandatorily convertible modified preferred stock (the Senior Preferred Shares), with an aggregate liquidation preference of $301,921 and approximately 5% of FGIC Corp.'s outstanding common stock.

2. Recent Developments

The recent deterioration in the U.S. housing and mortgage markets and the global credit markets, which accelerated in the fourth quarter of 2007, has adversely affected the Company's business, results of operations and financial condition. As described below, (i) the Company's financial strength and credit ratings were recently downgraded by various rating agencies and (ii) for the fourth quarter of 2007 significant loss reserves were established for the Company's exposure to certain collateralized debt obligations of asset-backed securities (ABS CDOs), which are backed primarily by subprime residential mortgage-backed securities, and to certain residential mortgage-backed securities (RMBS), primarily backed by second-lien mortgages.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

2. Recent Developments (continued)

As a result of these developments, the Company has ceased writing new business for a period of time to preserve capital and is considering various alternatives to enhance its capital, restructure its operations and mitigate losses. However, no assurance can be given that any action taken by the Company will improve its current ratings, that further rating downgrades will not occur, or that the Company will be able to recommence writing new business in the near term or at all.

FGIC has proposed a significant restructuring of its insurance operations to the New York State Insurance Department (the NYSID), including the organization of a new financial guaranty insurer to be domiciled in New York to provide support for global public finance and infrastructure obligations previously insured by FGIC and to write new business to serve those markets. Any restructuring will require approval from the NYSID, among other requirements, and significant new capital investment. No assurance can be given that such restructuring or investment will be completed.

Prior to the fourth quarter of 2007, FGIC's financial strength was rated "Aaa" by Moody's Investors Service, Inc. (Moody's), "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P), and "AAA" by Fitch Ratings, Inc (Fitch). Moody's, S&P and Fitch have since completed several assessments of FGIC's capital adequacy in relation to the Company's exposure to ABS CDOs which are backed primarily by subprime RMBS, and its exposure to first-lien and second-lien RMBS. As a result of these assessments, Moody's, S&P and Fitch downgraded the financial strength ratings of FGIC and FGIC UK Ltd. In connection with these downgrades, Moody's, S&P and Fitch also downgraded the ratings of the Money Market Committed Preferred Custodial Trust Securities (CPS Securities) issued by Grand Central Capital Trusts I - VI (see Note 18). These ratings as of March 14, 2008 are summarized in the table below.


                      Fitch Ratings                 Moody's                Standard & Poor's
FGIC            Insurer Financial          Insurance Financial         Financial Strength
                Strength Rating lowered    Strength Rating lowered     Rating lowered from AAA
                from AAA to AA Remains     from Aaa to A3 Remains on   to A Remains on
                on Ratings Watch Negative  review for possible         CreditWatch with
                                           downgrade                   developing implications
FGIC UK Ltd     Insurer Financial          Insurance Financial         Financial Strength
                Strength Rating lowered    Strength Rating lowered     Rating lowered from AAA
                from AAA to AA Remains     from Aaa to A3 Remains on   to A Remains on
                on Ratings Watch Negative  review for possible         CreditWatch with
                                           downgrade                   developing implications
Grand Central   NA                         Rating lowered from Aa2     Rating lowered from AA
Capital                                    to Baa3 Remains on review   to BBB Remains on
Trusts I-VI                                for possible downgrade      CreditWatch with
                                                                       developing implications

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

2. Recent Developments (continued)

The financial strength ratings downgrades have adversely impacted the Company's ability to generate new business and, unless restored, will impact the Company's future business, operations and financial results.

FGIC has established statutory loss reserves related to its exposure on certain ABS CDOs and RMBS, which has substantially reduced FGIC's statutory capital and surplus position as of December 31, 2007. As a result of this reduction, as of December 31, 2007, FGIC's aggregate net liability under its insured exposures exceeded the aggregate risk limit prescribed by New York State Insurance Law and FGIC's insured exposure under certain individual policies exceeded the applicable single risk limits prescribed by New York State Insurance Law. As required by New York State Insurance Law, FGIC intends to submit a plan to the Superintendent of the NYSID detailing the steps that FGIC has taken and will seek to take to reduce its exposure to loss to no more than the permitted amounts. Following the submission of such plan, after notice and hearing, the Superintendent could require FGIC to cease transacting any new financial guaranty business until its exposure to loss no longer exceeds said limits. As noted above, FGIC has already voluntarily ceased writing new business for a period of time to preserve capital.

As a result of establishing loss reserves related to its potential exposure on certain ABS CDOs, the statutory capital and surplus of FGIC UK Ltd as of December 31, 2007, fell below certain minimum statutory requirements. FGIC UK Ltd is prohibited from writing new business until the shortfall is corrected. FGIC UK Ltd intends to submit a plan to its primary regulator to address this shortfall.

FGIC's ability to pay dividends to FGIC Corp. is subject to restrictions contained in the New York Insurance Law (see Note 16). Due to FGIC's statutory earned surplus deficit at December 31, 2007, FGIC does not currently have the capacity to pay dividends without the prior approval of the NYSID.

3. Basis of Presentation

The consolidated financial statements include the accounts of FGIC and all other entities in which FGIC has a controlling financial interest. All significant intercompany balances have been eliminated.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

3. Basis of Presentation (continued)

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, and those differences could be material.

Certain 2006 and 2005 amounts have been reclassified to conform to the 2007 presentation.

4. Summary of Significant Accounting Policies

The Company's significant accounting policies are as follows:

a. Investments

All of the Company's fixed maturity securities are classified as available for sale and are recorded at fair value on the trade date. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive income (loss), net of applicable income taxes, in the consolidated statements of stockholders' equity. Short-term investments are carried at fair value, which approximates cost.

Bond discounts and premiums are amortized over the remaining terms of the respective securities. Realized gains or losses on the sale of investments are determined based on the specific identification method.

Securities that have been determined to be other than temporarily impaired are reduced to realizable value, establishing a new cost basis, with a charge to realized loss at such date.

b. Cash and Cash Equivalents

The Company considers all bank deposits, highly liquid securities and certificates of deposit with maturities of three months or less at the date of purchase to be cash equivalents. These cash equivalents are carried at cost, which approximates fair value.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

c. Premium Revenue Recognition

Direct and assumed premiums are received either up-front or over time on an installment basis. The premium collection method is determined at the time the policy is issued.

Up-front premiums are paid in full at the inception of a policy and are earned over the period of risk based upon the principal and interest amortized during the period as compared to the original principal and interest outstanding. Installment premiums, including premiums received on CDS's (see Note 8) are collected periodically and are reflected in income pro rata over the payment period.

Gross direct and assumed premiums written for the years ended December 31, 2007, 2006 and 2005 include $3,639, $15,989 and $965, respectively, of assumed premiums written.

Unearned premiums represent the portion of premiums received applicable to future periods on insurance policies in force. When an obligation insured by the Company is refunded by the issuer prior to the end of the expected policy coverage period, any remaining unearned premium is recognized. A refunding occurs when an insured obligation is retired or legally defeased prior to stated maturity.

Premiums earned on refundings were $43,717, $41,836, and $54,795 for the years ended December 31, 2007, 2006, and 2005, respectively.

Ceded premiums are recognized in a manner consistent with the premium earned on the underlying policies.

d. Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate directly to and vary with premium production. Such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, rating agency fees, premium taxes, ceding commissions paid on assumed policies and certain other expenses.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

In determining policy acquisition costs, the Company must estimate and allocate the percentage of its costs and expenses that are attributable to premium production. Policy acquisition costs, net of ceding commission income on premiums ceded to reinsurers, are deferred and amortized over the period in which the related premiums are earned.

Anticipated loss and loss adjustment expenses, future maintenance costs on in-force business and net investment income are considered in determining the recoverability of acquisition costs.

e. Loss and Loss Adjustment Expense Reserves

Provision for loss and loss adjustment expenses falls into two categories: case reserves and watchlist reserves. Case reserves are established for the value of estimated losses on specific non-derivative public finance and structured finance insured obligations that are currently or likely to be in payment default and for which future loss is probable and can be reasonably estimated. The amounts of these reserves are determined using internally developed models and represent an estimate of the present value of the anticipated shortfall between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall. The Company's case reserve models are dependent on a number of assumptions that require management to make judgments about the outcome of future events using historical and current market data. Significant assumptions include the liquidation value of the assets supporting the insured obligations, the volume and timing of collateral cash flows and the behavior of the underlying borrower. Changes in any significant assumptions from time to time will affect the Company's case reserves and financial results, possibly materially.

The Company establishes watchlist reserves to recognize the potential for claims against the Company on insured obligations that are not currently in payment default, but that have migrated to an impaired level where there is a substantially increased probability of default. These reserves reflect a reasonable estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss given default. The methodology for establishing and calculating the watchlist reserve relies on a categorization and assessment of the probability of default, and loss severity in the event of default, of the specific impaired obligations on the Company's watchlist based on historical trends and other factors. Watchlist reserves are adjusted as necessary to reflect changes in the loss expectation inherent in the group of impaired credits.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

Loss reserves and loss adjustment expenses are regularly reviewed and updated based on claim payments and the results of ongoing insured portfolio surveillance. The Company conducts ongoing insured portfolio surveillance seeking to identify a complete population of impaired obligations and enable the Company to establish reserves that recognize potential losses for each accounting period.

The Company's loss reserves are necessarily based upon estimates and subjective judgments by management, including estimates and judgments with respect to the probability of default, the severity of loss upon default and the outcome of other future events. As such, the ultimate liability associated with claims will likely differ, possibly materially, from estimates. Adjustments of estimates made in prior years may result in additions to or reductions of loss and loss adjustment expense reserves for the period in which such adjustments are made, and those additions or deductions could be material.

Reinsurance recoverable on losses is calculated in a manner consistent with the calculation of loss and loss adjustment expenses.

f. Income Taxes

Deferred tax assets and liabilities are recognized to reflect the tax impact attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which the change occurs.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits where the ultimate recognition is uncertain. The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109 (FIN 48,) on January 1, 2007 (see Note 9).

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

g. Property and Equipment

Property and equipment consists of office furniture, fixtures, computer equipment and software and leasehold improvements that are reported at cost less accumulated depreciation. Office furniture and fixtures are depreciated on a straight-line basis over five years. Leasehold improvements are amortized over their estimated service lives or over the life of the lease, whichever is shorter. Computer equipment and software are depreciated over three years. Maintenance and repairs are charged to expense as incurred.

The Company capitalizes certain computer software and development costs when incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized over three years.

h. Foreign Currency Translation

The Company has an established foreign branch and three subsidiaries in the United Kingdom and insured exposure from a former branch in France. The Company has determined that the functional currencies of these operations are their respective local currencies. Accordingly, the assets and liabilities of these operations are translated into U.S. dollars at the rates of exchange at December 31, 2007 and 2006, and revenues and expenses are translated at average monthly exchange rates. The cumulative translation gains at December 31, 2007 and 2006 were $14,648 and $6,751, respectively, net of tax expense of $3,419 and $3,580, respectively, and are reported as separate components of accumulated other comprehensive income in the consolidated statements of stockholders' equity.

i. Stock Compensation Plan

FGIC Corp. has a stock incentive plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the estimated fair value of the common stock at the date of the grant. Restricted stock awards and units are valued at the estimated fair value of the common stock on the grant date.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

Prior to January 1, 2006, the Company accounted for grants under this plan in accordance with the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that method, compensation cost includes all share-based compensation granted prior to, but not yet vested as of, January 1, 2006, based on the fair value at the grant date estimated in accordance with SFAS No. 123(R). The Company has estimated the fair value of all stock options at the date of grant using the Black-Scholes-Merton option pricing model. Results for prior periods have not been restated.

j. Variable Interest Entities

Financial Interpretation No.46-R, Consolidation of Variable Interest Entities (FIN 46-R), provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company's consolidated financial statements. An entity is subject to FIN 46R, and is called a Variable Interest Entity (VIE), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity's operations or that do not absorb the majority of expected losses or receive the majority of expected residual returns of the entity.

Under FIN 46-R, a VIE is consolidated by its primary beneficiary, which is the party that has a majority of the expected losses of the VIE or a majority of the expected residual returns of the VIE, or both. FIN 46-R requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, Consolidation of all Majority-Owned Subsidiaries.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. The Company has evaluated the relevant transactions and does not believe any such transactions require consolidation or disclosure under FIN 46-R, other than as disclosed in Note 12.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

k. Derivative Instruments

Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, all derivative instruments are recognized on the consolidated balance sheet at their fair value, and changes in fair value are recognized immediately in earnings unless the derivatives qualify as cash flow hedges.

Certain financial guaranty contracts (primarily CDS's) issued by the Company are considered derivatives under SFAS No.133. Accordingly, these contracts are recognized on the Consolidated Balance Sheet at their fair value, and changes in fair value are recognized currently in earnings. The Company considers these contracts to be a normal extension of its financial guaranty insurance business. Under the terms of these credit derivative contracts, the Company is not required to post collateral, and if the underlying obligation were to be in default, payments would not be accelerated and would be made on a pay-as-you-go basis.

The Company records premium installments on these contracts as a component of premiums, and records claims payments, expected claims, loss and loss adjustment expenses, and changes in fair value on these contracts as "Net mark-to-market (losses) gains on credit derivative contracts" in the Consolidated Statements of Income.

l. Commitments

Although commitments are not insurance policies, commitments to issue financial guaranty insurance policies are generally accounted for in the same manner as issued insurance policies. However, fees received related to a commitment to issue a financial guaranty insurance policy are deferred until a policy is issued, if any, and if the Company determines that it is unlikely that an insurance policy will be issued, the commitment fee received is earned over the commitment period.

m. New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and requires additional disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but its application could change current practices in determining

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is adopting SFAS No.157 effective January 1, 2008. Adoption of SFAS No. 157 is not expected to have a material effect on the Company's consolidated financial position or results of operation.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value but does not require any new fair value measurements. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. At this time, the Company does not contemplate changing the measurement of any financial instruments not already measured at fair value.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin (ARB) No. 51. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (rather than as a liability or mezzanine equity) and provides guidance on accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008.

The Company is currently evaluating the provisions of SFAS No. 160, and adoption of this guidance is not expected to have a material effect on the Company's consolidated financial position or results of operation.

n. Review of Financial Guaranty Industry Accounting Practices

On April 18, 2007, the FASB issued an Exposure Draft of a Proposed SFAS entitled Accounting for Financial Guarantee Insurance Contracts, an Interpretation of FASB Statement No. 60. The proposed statement addresses accounting for loss reserving, premium recognition and additional disclosures regarding financial guaranty insurance contracts. Currently, the financial guaranty industry accounts for financial guaranty insurance contracts under SFAS No. 60, Accounting and Reporting by Insurance Enterprises, which was developed prior to the emergence of the financial guaranty industry. As SFAS No. 60 does not specifically address financial guaranty contracts, there has been diversity in the manner in which different financial guarantors account for these contracts.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

The purpose of the proposed SFAS is to provide authoritative guidance on accounting for financial guaranty contracts that are not accounted for as derivative contracts under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The final pronouncement is expected to be issued in the first quarter of 2008 with an effective date of January 1, 2009. Upon the issuance of the final pronouncement, the Company, along with other companies in the financial guaranty industry, may be required to change certain aspects of accounting for loss reserves, premium income and disclosures.

5. Statutory Surplus and Accounting Practices

Statutory-basis surplus of FGIC at December 31, 2007 and 2006 was $260,909 and $1,130,779, respectively. Statutory-basis net (loss) income for the years ended December 31, 2007, 2006 and 2005 was ($1,502,511), $220,519 and
$192,009, respectively. The Company's statutory contingency reserves were $575,785 and $1,274,274 as of December 31, 2007 and 2006, respectively.

Under the New York State Insurance Law, FGIC must maintain surplus to policy holders of at least $65,000. Should FGIC be required to increase its loss reserves in future periods, this could cause FGIC's surplus to fall below that minimum amount. While FGIC has additional capital resources available to it (see Note 18), there can be no assurance that FGIC would be able to obtain sufficient capital to meet any such requirement. In the event that FGIC is unable to meet such requirement, the Superintendent of the NYSID has discretion to take various remedial actions, including suspending FGIC's ability to write new policies and seeking an order to place FGIC under regulatory control.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

The following is a reconciliation of net (loss) income and stockholder's equity for FGIC presented on a GAAP basis to the corresponding amounts prepared and reported under statutory accounting principles:

                                               ------------------------- -----------------------
                                                         2007                     2006
                                               ------------------------- -----------------------
                                               ------------ ------------ ---------- ------------
                                                   Net      Stockholder's   Net     Stockholder's
                                                 (Loss)       Equity      Income      Equity
                                               ------------ ------------ ---------- ------------
GAAP-basis amount                             $(1,804,363)  $   852,987  $ 263,838  $ 2,638,182
   Unrealized gains on fixed maturity
    securities held at fair value, net of tax            -     (21,614)          -          230
   Unrealized losses from subsidiaries:                                          -
   FGIC Credit Products LLC (CDS issuer)         1,846,381    1,846,381          -            -
   All other subsidiaries                          108,150            -     11,048            -
   Tax and loss bonds                                    -       24,375          -       24,375
   Premium revenue recognition                    (33,911)    (311,255)   (36,858)    (277,344)
   Deferral of acquisition costs                  (13,963)    (107,854)   (28,242)     (93,170)
   Mark-to-market losses on financial
    guarantee insurance treated as
    derivatives under GAAP                         89,503       89,503           -            -
   Non-admitted assets                                   -    (471,067)          -     (11,116)
   Loss reserves (primarily related to
    insurance of CDS contracts)                  (800,323)    (789,702)    (7,038)       10,619
   Contingency reserve                                   -    (575,785)          -  (1,274,274)
   Unauthorized reinsurance reserve                      -        (660)          -            -
   Deferral of income taxes                      (890,341)    (285,939)     21,091       98,472
   Recognition of profit commission                  (529)      (4,654)       (24)      (4,125)
   Purchase accounting adjustments, net of
    tax                                            (1,737)       16,022    (1,844)       17,758
   Capital lease obligation                        (1,378)        1,562    (1,321)        2,941
   Other                                                 -      (1,391)      (131)      (1,769)
                                              ------------  ------------ ---------- ------------
Statutory-basis amount                        $(1,502,511)  $   260,909  $ 220,519  $ 1,130,779
                                              ============  ============ ========== ============

Statutory practices differ in some respects from GAAP. Significant accounting policies, and variances from GAAP, where applicable, are as follows:

a. Investments

Under statutory reporting, bonds and short-term investments are stated at amortized cost. Under GAAP, bond and short-term investments are stated at fair value.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

Under GAAP, subsidiaries are consolidated with the Company. For statutory reporting purposes, investments in wholly owned subsidiaries are recorded under the statutory equity method based on the underlying GAAP equity and reported as common stock investments.

Changes in the value of subsidiaries are recorded as unrealized gains and losses and reported as a component of unassigned surplus. Under statutory reporting, the reporting entity can discontinue applying the equity method when the investment in a subsidiary is reduced to zero, and statutory reporting does not provide for additional losses unless the reporting entity has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee. In connection with the issuance of a CDS by FGIC Credit Products, FGIC issues a financial guaranty contract for the benefit of the counterparty guaranteeing timely payment of FGIC Credit Products' payment obligations under the CDS. For statutory purposes, FGIC accounts for the financial guaranty as insurance, and records losses as incurred.

Tax and loss bonds are required to be stated at cost for statutory purposes. Under GAAP, tax and loss bonds are recorded as federal income tax payments.

b. Premium Revenue Recognition

For statutory purposes, premiums collected in a single payment at a policy's inception are earned in proportion to the scheduled principal and interest payments under the policy rather than in proportion to the total exposure outstanding at any point in time, as is the case under GAAP.

c. Policy Acquisition Costs

For statutory purposes, policy acquisition costs are charged to expense as incurred; under GAAP, they are deferred and amortized over the period during which the related premiums are earned.

d. Credit Derivative Contracts

Under GAAP, financial guaranty contracts, including the guarantee of a CDS, that guarantee the payment obligation under a derivative contract are recorded at fair value. These financial guaranty contracts are accounted for as insurance for statutory purposes.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

e. Non-admitted Assets

Certain assets are charged directly against surplus, but are reflected as assets under GAAP. Such assets principally include prepaid expenses, property and equipment, and deferred tax assets.

f. Loss and Loss Adjustment Expense and Loss Reserves

Case reserves are established for the value of estimated losses on particular insured obligations that are currently or likely to be in payment default, and for which a future loss is probable and can be reasonably estimated. These reserves represent an estimate of the present value of the anticipated shortfall, net of reinsurance, between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate is based upon the pretax yield of admitted assets. Under GAAP, unpaid losses and loss adjustment expenses are reported on a gross basis (i.e., before reinsurance), and are discounted based on the risk-free rate for the anticipated shortfall.

In addition, under GAAP, the Company establishes watchlist reserves to recognize the potential for claims against the Company on insured obligations that are not currently in payment default, but that have migrated to an impaired level, where there is a substantially increased probability of default. These reserves reflect a reasonable estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss in the event of default.

g. Contingency Reserves

Contingency reserves are computed on the basis of statutory requirements for the security of all policyholders, regardless of whether loss contingencies actually exist. Changes in the contingency reserve are charged directly to statutory surplus. In February 2008, the Company received approval from the NYSID to release $979,714 from the December 31, 2007 contingency reserves. Under GAAP, contingency reserves are not permitted.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

h. Unauthorized Reinsurance

A liability is recorded for uncollateralized amounts due from reinsurers not authorized to do business in New York State. Changes in this liability are charged or credited directly to unassigned surplus.

i. Federal Income Taxes

Federal income tax expenses are provided only with respect to taxable income for which income taxes are currently payable. Deferred income tax assets and liabilities arising from differences between the financial reporting and tax bases of assets and liabilities are recorded as a component of surplus. Under GAAP, deferred income tax assets and liabilities arising from differences between financial reporting and tax bases of assets and liabilities are recorded as a component of federal income tax expense.

j. Profit Commission

Under the terms of certain reinsurance agreements, the Company is entitled to receive profit commissions if the actual loss experience for a particular underwriting year is less than a prescribed level. For statutory purposes, the Company records such profit commissions when received. For GAAP purposes, management's best estimate of the ultimate amount recoverable by the Company is accrued and the change each year is recorded in the statement of income.

k. Purchase Accounting

In a business combination under GAAP, the assets and the liabilities of the acquired entity are recorded at fair value and the purchase price is pushed down to the subsidiary, with the differences between the purchase price and the sum of the fair value of tangible and identifiable intangible assets acquired less liabilities assumed recorded as goodwill. For statutory purposes, these adjustments are not recorded.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

l. Capital Leases

Under GAAP reporting, certain leases are treated as capital leases, and a liability is established for the present value of the minimum payments under such leases. For statutory purposes, these leases are treated as operating leases and rental payments are charged to expense over the lease term.

6. Investments

The amortized cost and fair values of investments classified as fixed maturity securities are as follows:


                                                        Gross        Gross
                                         Amortized   Unrealized    Unrealized
                                           Cost         Gains        Losses      Fair Value
                                        ------------ ------------ ------------- ------------
     At December 31, 2007
     Available for sale:
     Obligations of states and
       political subdivisions            $3,376,228      $38,798        $7,605   $3,407,421
     Asset- and mortgage-backed
     securities                             307,218        2,376         1,485      308,109
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies             83,851        2,700             -       86,551
     Corporate bonds                         81,116          262         1,184       80,194
     Debt securities issued by
       foreign governments                   65,840        1,219           175       66,884
     Preferred stock                         13,499            -         1,751       11,748
                                        ------------ ------------ ------------- ------------
     Total fixed maturity securities      3,927,752       45,355        12,200    3,960,907
     Short-term investments                 115,682           35            30      115,687
     Held to maturity:
     Variable interest entity fixed
       maturity securities                  750,000            -             -      750,000
                                        ------------ ------------ ------------- ------------
     Total investments                   $4,793,434      $45,390       $12,230   $4,826,594
                                        ============ ============ ============= ============

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

6. Investments (continued)

                                                        Gross        Gross
                                         Amortized   Unrealized    Unrealized
                                           Cost         Gains        Losses      Fair Value
                                        ------------ ------------ ------------- ------------
     At December 31, 2006
     Available for sale:
     Obligations of states and
       political subdivisions            $3,117,989       $27,105      $20,879   $3,124,215
     Asset- and mortgage-backed
       securities                           275,647           814        3,574      272,887
     U.S. Treasury securities and
       obligations of U.S.
       government corporations and
       agencies                              90,978           528        1,655       89,851
     Corporate bonds                         87,805            85        1,776       86,114
     Debt securities issued by
       foreign governments                   41,426            15          245       41,196
     Preferred stock                         13,499             -          755       12,744
                                       ------------- ------------- ------------ ------------
     Total fixed maturity securities      3,627,344        28,547       28,884    3,627,007
     Short-term investments                 211,749             -           23      211,726
     Held to maturity:
     Variable interest entity fixed
       maturity securities                  750,000             -            -      750,000
                                       ------------- ------------- ------------ ------------
     Total investments                   $4,589,093       $28,547      $28,907   $4,588,733
                                       ============= ============= ============ ============

The following table shows gross unrealized losses and the fair value of fixed maturity securities, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007:

                                 Less Than 12 Months                12 Months or More                       Total
                          ---------------------------------- -------------------------------- ----------------------------------
                          ----------- ----------- ---------- ---------- ----------- --------- ----------- ----------- ----------
                          Fair Value  Unrealized  No. of       Fair     Unrealized  No. of       Fair     Unrealized  No. of
                                        Losses    Securities   Value      Losses    Securities  Value       Losses    Securities
                          ----------- ----------- ---------- ---------- ----------- --------- ----------- ----------- ----------
Obligations of states
   and political
   subdivisions             $321,749      $4,080         60   $670,911      $3,525       218    $992,660      $7,605        278
Asset- and
   mortgage-backed
   securities                  8,775          28          3    101,774       1,457        30     110,549       1,485         33
U.S. Treasury
   securities and
   obligations of U.S.
   government
   corporations and
   agencies                        -           -          -          -           -         -           -           -          -
Other                          7,065          34         11     73,695       1,325        92      80,760       1,359        103
Preferred stock                    -           -          -     11,748       1,751         1      11,748       1,751          1
                          ----------- ----------- ---------- ---------- ----------- --------- ----------- ----------- ----------
Total temporarily
   impaired securities      $337,589      $4,142         74   $858,128      $8,058       341  $1,195,717     $12,200        415
                          =========== =========== ========== ========== =========== ========= =========== =========== ==========

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

6. Investments (continued)

The unrealized losses in the Company's investment portfolio reflect interest rate increases and credit spread widening on insured investments. The Company has evaluated the credit ratings of the securities in its investment portfolio and noted no deterioration. Because the decline in market value is attributable to changes in interest rates and credit spreads on insured investments and not to the credit quality of the underlying investments, and because the Company has the ability and intent to hold these investments until their fair value exceeds their amortized cost or until maturity, the Company did not consider these investments to be other than temporarily impaired at December 31, 2007.

Investments in fixed maturity securities carried at fair value of $4,641 and $4,456 as of December 31, 2007 and 2006, respectively, were on deposit with various regulatory authorities, as required by law.

The amortized cost and fair values of investments in fixed maturity securities available for sale at December 31, 2007 are shown below by contractual maturity date. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

            Fixed Maturity Securities by Contractual Maturity Date
                            As of December 31, 2007

                                                 Amortized        Fair
                                                    Cost         Value
                                                ------------- -------------
     Fixed Maturity Securities
     Due within one year                        $    102,332  $    102,272
     Due after one year through five years           781,343       779,875
     Due after five years through ten years        1,466,090     1,482,423
     Due after ten years                           1,270,769     1,288,229
     Mortgage-backed securities                      307,218       308,108
                                                ------------- -------------
     Total                                       $ 3,927,752   $ 3,960,907
                                                ============= =============

For the years ended December 31, 2007, 2006 and 2005, proceeds from sales of fixed maturity securities, available for sale, were $20,935, $20,781 and $31,380, respectively. For the years ended December 31, 2007, 2006 and 2005, gross gains of $1,066, $382, and $185, respectively, and gross losses of $194, $108, and $84, respectively, were realized on such sales. In 2007 and 2006, $543 and $62 of gross gains realized on sales of short-term investments were included in the Net realized gains on the Consolidated Statements of Income, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

6. Investments (continued)

Net investment income of the Company was derived from the following sources:


                                                                 Year Ended December 31
                                                            2007          2006         2005
                                                         ------------ ------------- ------------
    Income from fixed maturity securities                   $148,048      $130,498      $112,616
    Income from short-term investments                        11,562        10,556         6,801
                                                         ------------ ------------- ------------
    Total investment income                                  159,610       141,054       119,417
    Investment expenses                                       (3,258)      ( 2,579)       (2,345)
                                                         ------------ ------------- ------------
    Net investment income                                    156,352       138,475       117,072
    Interest income - investments held by variable
      interest entity                                         41,691        35,893             -
                                                         ------------ ------------- ------------
    Total                                                   $198,043      $174,368      $117,072
                                                         ============ ============= ============

As of December 31, 2007, the Company did not have more than 4% of its investment portfolio (excluding variable interest entity fixed maturity securities) concentrated in a single issuer or industry; however, the Company had the following investment concentrations by state:

                                                                Fair Value
                                                               -------------
   New York                                                     $   324,357
   Texas                                                            305,909
   California                                                       254,243
   Florida                                                          231,263
   Illinois                                                         211,350
   Massachusetts                                                    205,059
   New Jersey                                                       190,201
   Michigan                                                         127,091
                                                               -------------
                                                                  1,849,473
   All other states                                               1,431,075
   All other investments                                            796,046
                                                               -------------
   Total investments                                             $4,076,594
                                                               =============

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

7. Property and Equipment

The components of property and equipment at December 31, 2007 and 2006 were as follows:

                                                            2007       2006
                                                       ---------- ----------
   Artwork                                              $    371     $  371
   Computer equipment                                      1,685      1,104
   Furniture and fixtures                                  3,639      1,324
   Leasehold improvements                                 13,661      1,515
   Capitalized software                                      928        410
                                                       ---------- ----------
                                                          20,284      4,724
   Accumulated depreciation and amortization              (3,870)    (2,107)
                                                       ---------- ----------
   Total Property and equipment, net                     $16,414     $2,617
                                                       ========== ==========

As of December 31, 2007 and 2006, the unamortized costs related to capitalized development stage application cost for significant internally developed software projects were $483 and $0, respectively.

For the years ended December 31, 2007, 2006 and 2005, depreciation expense was $1,736, $1,222 and $721, respectively.

8. Derivative Instruments

The Company previously provided CDS to certain buyers of credit protection by entering into contracts that referenced collateralized debt obligations from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. It also offered credit protection on public finance and structured finance obligations in CDS form. These CDS agreements and certain other financial guaranty contracts are considered derivatives under SFAS No. 133. The Company's total outstanding principal insured, net of reinsurance, on these contracts was $34,114,661 as of December 31, 2007 and $22,696,360 as of December 31, 2006. The Company recorded net earned premiums under these contracts of $30,127, $18,740 and $3,036 for the years ended December 31, 2007, 2006 and 2005, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

8. Derivative Instruments (continued)

Since quoted market values are not available for the Company's credit derivative contracts, the estimated unrealized gains and losses attributable to these contracts are recognized in the Consolidated Statements of Income by recording their fair value, as determined each quarter based on internally developed models. These models require market-driven inputs, including dealer quotes for the underlying bonds, credit spreads and yield curves. The models calculate a theoretical exit price and reflect management's best judgment about current market conditions.

There is likely to be volatility in the market-driven inputs obtained from an illiquid market for CDS and the underlying bonds and other obligations, and differences are likely to exist between available market data and assumptions used by management to estimate the fair value of these instruments. Accordingly, the valuation results from the model are likely to differ, possibly materially, from amounts that would be realized in the market if the derivatives were traded. Moreover, volatile market conditions are likely to cause future valuations to differ, possibly materially, from those reflected in the current period.

The following table summarizes the net mark-to-market (losses) gains on credit derivative contracts.

                                                              Year Ended December 31
                                                    --------------------------------------------
                                                    ---------------- ------------- -------------
                                                         2007            2006          2005
                                                    ---------------- ------------- -------------
  Mark-to-market (losses)                             $ (1,937,160)     $ (1,336)        $(167)
  Realized gains                                                624         1,843            -
                                                    ---------------- ------------- -------------
  Net mark-to-market (losses) gains on credit
     derivative contracts                             $ (1,936,536)      $    507        $(167)
                                                    ================ ============= =============

The increase in net mark-to-market losses for the year ended December 31, 2007 is primarily related to large increases in credit spreads and the deterioration of the credit quality of the underlying collateral on certain structured finance obligations insured by the Company, most significantly ABS CDOs backed primarily by subprime RMBS.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

8. Derivative Instruments (continued)

The Company's estimate of fair value at December 31, 2007 does not reflect the potential impact, if any, of ongoing commutation, settlement and restructuring efforts. As discussed above, the fair value of the Company's CDS contracts has been determined based on internally developed models. At each reporting date, the Company's fair value assessment is evaluated to reflect the current credit quality and spread environment, and the fair value may be adjusted to reflect the impact of the commutation, settlement or restructuring efforts.

9. Income Taxes

The Company files a consolidated federal income tax return with FGIC Corp. The method of allocation between FGIC Corp. and its subsidiaries is determined under a tax sharing agreement approved by the Company's Board of Directors and the NYSID, and is based upon separate return calculations.

The Company is permitted a tax deduction, subject to certain limitations, for amounts required to be set aside in statutory contingency reserves by state law or regulation. The deduction is allowed only to the extent the Company purchases U.S. Government non-interest-bearing tax and loss bonds in an amount equal to the tax benefit attributable to such deductions. Purchases of tax and loss bonds are recorded as a reduction of current tax expense. The Company did not purchase any tax and loss bonds in the years ended December 31, 2007 and 2006. During the year ended December 31, 2005 the Company purchased $13,565 of tax and loss bonds.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

The following is a reconciliation of foreign and domestic income taxes computed at the statutory income tax rate and the (benefit) provision for foreign and domestic income taxes:


                                                              Year Ended December 31
                                                         2007           2006           2005
                                                    --------------- -------------- -------------
  Income taxes computed on (loss) income
    before provision for federal income
    taxes, at the statutory income tax rate             $(973,411)       $123,500       $95,037
  State and local income taxes, net of
    federal income taxes                                     (775)            756           453
  Tax effect of:
  Tax-exempt interest                                     (39,393)        (35,646)      (31,072)
  Foreign subsidiary adjustments                           37,312               -             -
  Reductions following completion of
    IRS audit of 2003 and 2004                             (5,354)              -             -
    Other, net                                              4,808             408           690
                                                    --------------- -------------- -------------
  (Benefit) provision for income taxes                  $(976,811)      $  89,018       $65,108
                                                    =============== ============== =============

Following are the foreign and domestic components of the (benefit) provision for income taxes:

                                                              Year Ended December 31
                                                         2007           2006           2005
                                                    --------------- -------------- -------------
  Foreign
    Current                                            $     (835)      $    (383)     $  2,409
    Deferred                                                3,128            (752)       (3,038)
  Domestic
    Current                                               (90,725)         68,278        29,961
    Deferred                                             (888,379)         21,875        35,776
                                                    --------------- -------------- -------------
  Total                                                 $(976,811)      $  89,018       $65,108
                                                    =============== ============== =============

As of December 31, 2007, the Company had a domestic net operating loss carryforward of $1,267,980 for tax purposes, which will be available to offset future taxable income. If not used, the carryforward will expire in 2027. As of December 31, 2007, the Company had an alternative minimum tax (AMT) credit of $8,816, which will be available to offset future regular tax payments. AMT credits do not expire.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset (liability) at December 31, 2007 and 2006 are presented below:


                                                                          2007         2006
                                                                       ------------ ------------
   Deferred tax assets:
     Net mark-to-market losses on credit derivative
       contracts                                                          $402,245    $       -
     Tax and loss bonds                                                     24,375       24,375
     Loss and loss adjustment expense reserves                                   2        3,717
     AMT credit carryforward                                                 8,816            -
     Property and equipment                                                      -          125
     Deferred compensation                                                  10,426        5,222
     Capital lease                                                           2,171        2,591
     Net operating loss carryforward foreign subsidiaries                   31,410        4,228
     Net operating loss carryforward                                       443,794            -
     Other                                                                   2,174          586
                                                                       ------------ ------------
   Total gross deferred tax assets                                         925,413       40,844
                                                                       ------------ ------------
     Valuation allowance                                                    31,410            -
                                                                       ------------ ------------
   Total net deferred tax assets                                           894,003       40,844
                                                                       ------------ ------------

                                                                       ------------ ------------
   Deferred tax liabilities:
     Contingency reserves                                                        -       42,656
     Unrealized gains on fixed maturity securities
       available for sale                                                   24,910       15,734
     Deferred acquisition costs                                             28,528       26,558
     Premium revenue recognition                                            34,102       22,915
     Profit commission                                                       1,629        1,444
     Unrealized gains on foreign currency                                    3,419        3,581
     Property and equipment                                                     69            -
     Other                                                                     576        1,016
                                                                       ------------ ------------
   Total deferred tax liabilities Net deferred tax asset (liability)        93,233      113,904
                                                                       ------------ ------------
                                                                          $800,770     $(73,060)
                                                                       ============ ============

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

Management believes that no valuation allowance is necessary in connection with its domestic deferred tax asset because it is more likely than not that the amortization of the unearned premium reserve, collection of future installment premiums on contracts already written, and income from the investment portfolio will generate sufficient taxable income to realize the domestic deferred tax asset prior to its expiration.

As of December 31, 2007 and 2006, the Company had gross foreign deferred tax assets of $31,664 and $4,359, respectively, and gross foreign deferred tax liabilities of $211 and $868, respectively. The net operating losses on foreign subsidiaries of $31,410 as of December 31, 2007 were generated by FGIC's United Kingdom subsidiaries. The United Kingdom does not allow net operating losses to be carried back, but does permit them to be carried forward indefinitely. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible and the estimated reversal of future taxable temporary differences, the Company does not anticipate realizing the benefits of these deductible differences and, therefore, has established a valuation allowance at December 31, 2007 of $31,410.

The Company adopted FIN 48 effective January 1, 2007. The Company's liability for unrecognized tax benefits was not impacted as a result of the adoption of FIN 48. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

  Balance at January 1, 2007                                          $ 17,057
     Additions based on tax positions related to the current year            -
     Additions for tax positions of prior years                            916
     Reductions for tax positions of prior year                         (6,024)
     Payments following completion of IRS audit of 2003 and 2004        (5,353)
                                                                    -----------
  Balance at December 31, 2007                                        $  6,596
                                                                    ===========

The Company recognizes accrued interest and penalties related to unrecognized tax benefits where the ultimate recognition is uncertain. Tax expense related to interest and penalties amounted to $440, $0, and $0 during the years ended December 31, 2007, 2006, and 2005, respectively. Approximately $265 and $0 were accrued for the payment of interest and penalties at December 31, 2007 and 2006, respectively, which is included as a component of the balance of unrecognized tax benefits.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

In the second quarter of 2006, the Internal Revenue Service (IRS) commenced an examination of FGIC Corp.'s consolidated U.S. federal income tax returns for 2003 and 2004. The examination was completed in the second quarter of 2007. As a result, the Company is not subject to U.S. federal income tax examination by the IRS for years before 2005.

Upon completion of the audit, previously unrecognized tax benefits of $5,353 relating to the years under examination were recognized.

The Company's United Kingdom operations are subject to examination by foreign tax authorities for the periods since they commenced operation in 2004.

10. Reinsurance

Reinsurance is a commitment by one insurance company (the reinsurer) to reimburse another insurance company (the ceding company) for a specified portion of the insurance risks under policies issued by the ceding company in consideration for a portion of the related premiums received. The ceding company typically will receive a ceding commission from the reinsurer.

The Company uses reinsurance to increase its capacity to write insurance for obligations of large, frequent issuers; to meet internal, rating agency or regulatory single risk limits; to diversify risk; and to manage rating agency and regulatory capital requirements. The Company arranges reinsurance on both a facultative (transaction-by-transaction) basis and on a proportional share basis.

As a primary insurer, the Company is required to fulfill all its obligations to policyholders even if a reinsurer fails to perform its obligations under the applicable reinsurance agreement. The Company regularly monitors the financial condition of its reinsurers. The Company evaluated the financial condition of its reinsurers and determined that no allowance for unrecoverable reinsurance was needed. Under most of the Company's reinsurance agreements, the Company has the right to reassume all the exposure ceded to a reinsurer (and receive all the remaining unearned premiums ceded) in the event of a ratings downgrade of the reinsurer or the occurrence of certain other events. In certain of these cases, the Company also has the right to impose additional ceding commissions.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

10. Reinsurance (continued)

FGIC has also assumed exposure from certain other financial guarantors under reinsurance agreements.

As a result of the downgrade in the Company's financial strength ratings (see
Note 2), the counterparties from which the Company has assumed exposures have the ability either to reassume the exposures ceded and receive the remaining unearned premiums, or to impose additional ceding commissions.

Under certain reinsurance agreements, the Company holds collateral in the form of letters of credit and trust agreements. Such collateral totaled $180,125 at December 31, 2007 and can be drawn on in the event of default by a reinsurer.

The effect of reinsurance on premiums written and earned was as follows:


                                               Year Ended December 31
                               2007                     2006                     2005
                      ------------------------ ------------------------ ------------------------
                      ----------- ------------ ----------- ------------ ------------ -----------
                       Written      Earned      Written      Earned       Written      Earned
                      ----------- ------------ ----------- ------------ ------------ -----------
   Direct              $ 447,629    $338,245     $425,242    $293,962     $409,237     $246,914
   Assumed                 3,639       2,194       15,989         819          965           54
   Ceded                (103,907)    (35,154)     (74,417)    (28,324)     (29,148)     (22,399)
                      ----------- ------------ ----------- ------------ ------------ -----------
   Net premiums        $ 347,361    $305,285     $366,814    $266,457     $381,054     $224,569
                      =========== ============ =========== ============ ============ ===========

For the years ended December 31, 2007, 2006 and 2005, reinsurance recoveries reduced loss and loss adjustment expenses incurred by $7,287, $1,722 and $217, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

11. Loss and Loss Adjustment Expenses Reserves

Activity in the reserves for loss and loss adjustment expenses is summarized as follows:

                                                       Year Ended December 31
                                             2007         2006        2005
                                         ------------- ----------- -----------
   Balance at beginning of period:
     Case reserves                         $   28,558    $ 33,328    $ 15,700
     Watch list reserves                       11,741      21,484      23,481
                                         ------------- ----------- -----------
   Total                                       40,299      54,812      39,181
   Less reinsurance recoverable                (1,485)     (3,271)     (3,054)
                                         ------------- ----------- -----------
   Net balance at beginning of period          38,814      51,541      36,127
                                         ------------- ----------- -----------
   Incurred related to:
     Current period                         1,239,069           -      23,985
     Prior periods                            (12,294)     (8,700)     (5,479)
                                         ------------- ----------- -----------
   Total incurred                           1,226,775      (8,700)     18,506
                                         ------------- ----------- -----------

   Paid related to:
     Current period                            (7,920)          -      (1,993)
     Prior periods                              3,894      (4,027)     (1,099)
                                         ------------- ----------- -----------
   Total paid                                  (4,026)     (4,027)     (3,092)

   FX on UK Ltd reserves                       (2,836)          -           -

   Net balance                              1,258,727      38,814      51,541
   Plus reinsurance recoverable                 8,693       1,485       3,271

   Case reserves                            1,259,202      28,558      33,328
   Watchlist reserves                           8,218      11,741      21,484
                                         ------------- ----------- -----------
   Balance at end of period                $1,267,420    $ 40,299    $ 54,812
                                         ============= =========== ===========

Case reserves at December 31, 2007 increased to $1,259,202 at December 31, 2007 from $28,558 at December 31, 2006 - an increase of $1,230,644. The increase was mainly attributable to the establishment of loss reserves for financial guaranty obligations impacted by the deterioration in mortgage underwriting quality in the U.S. mortgage market during 2007 and 2006. Reserves at December 31, 2007 relate predominantly to ABS CDOs and RMBS transactions. Approximately seventy-five percent of the reserves at December 31, 2007 relate to an outstanding commitment to provide financial guaranties with respect to a referenced portfolio of ABS CDOs upon satisfaction of certain conditions.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

11. Loss and Loss Adjustment Expenses Reserves (continued)

Loss and loss adjustment expense reserves at December 31, 2007 do not reflect the potential impact, if any, of ongoing loss mitigation efforts; however, there can be no assurance that any loss mitigation efforts will be successful, and it is not possible to predict the magnitude of any benefit that might be derived from any such efforts that are successful. Loss reserves have been established based on the performance of the underlying collateral. If the Company identifies credit impairment, a provision for loss and loss adjustment expense is recorded. At each reporting date the reserves are evaluated and may be adjusted to reflect the impact of any loss mitigation efforts that have yielded results that are probable and estimable. The Company believes that the reserve for estimated losses as of December 31, 2007 is adequate to cover expected future net claims. However, the establishment of the appropriate level of reserves is an inherently uncertain process involving numerous estimates and subjective judgments by management. Small changes underlying these estimates could result in significant changes in the Company's loss expectations. At present, there remains a considerable amount of uncertainty relating to risks in real estate prices, credit markets and the economy as a whole, and there is no historical precedent for the current conditions. There can be no assurance that the Company's estimates of probable and estimable losses are accurate. Accordingly, there can be no assurance that actual claims paid by the Company will not exceed its reserves at December 31, 2007, and it is possible that they could significantly exceed those reserves. Additionally, further deterioration in the performance of RMBS, ABS CDOs and other obligations the Company insures could lead to the establishment of additional loss reserves and further loss or reduction to income.

Incurred loss reserves for the years ended December 31, 2006 and 2005 related primarily to obligations impacted by Hurricane Katrina. During the year ended December 31, 2005, the Company established loss reserves of $21,833 for an investor-owned utility and other public finance obligations located in the City of New Orleans. During the years ended December 31, 2007, 2006 and 2005, the Company paid claims and loss adjustment expenses of $2,000, $6,051 and $6,658, respectively, related to these obligations. During the years ended December 31, 2007, 2006 and 2005, the Company received reimbursements of $6,927, $2,589 and $4,855, respectively, related to the paid claims and loss adjustment expenses.

Case reserves were discounted at interest rates ranging from 3.5% to 5.0% and from 4.5% to 4.8% in 2007 and 2006, respectively. The amount of the discount at December 31, 2007 and 2006 was $291,522 and $6,369, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

12. Variable Interest Entities

FIN 46-R provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company's consolidated financial statements. An entity is subject to FIN 46-R, and is called a variable interest entity (VIE), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity's operations or that do not absorb the majority of its expected losses or receive the majority of its expected residual returns. A VIE must be consolidated by its primary beneficiary, which is the party that has a majority of the VIE's expected losses or a majority of its expected residual returns, or both.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. During the first quarter of 2006, the Company consolidated a VIE as a result of financial guarantees provided by the Company on one transaction related to the securitization of life insurance reserves.

This third-party VIE had assets of $750,000 and an equal amount of liabilities at December 31, 2007 and 2006, which are shown under "Assets - Variable interest entity fixed maturity securities, held to maturity at amortized cost" and "Liabilities - Variable interest entity floating rate notes," respectively, on the Consolidated Balance Sheets. In addition, accrued investment income includes $1,208 and $1,298 related to the VIE's fixed income maturity securities, and the corresponding liability is shown under "Accrued interest expense-variable interest entity" on the Consolidated Balance Sheets.

Although the third-party VIE is included in the consolidated financial statements, its creditors do not have recourse to the general assets of the Company outside of the financial guaranty policy covering certain obligations of the VIE. Interest income of $41,691 and $41,691 and interest expense of $35,893 and $35,893, respectively, were recognized in the years ended December 31, 2007 and 2006 on the assets and liabilities of the VIE and are included on the Consolidated Statements of Income in "Interest income - investments held by variable interest entity" and "Interest expense - debt held by variable interest entity," respectively.

The Company has evaluated its other structured finance transactions and does not believe any of the third-party entities involved in these transactions requires consolidation or disclosure under FIN 46-R.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

12. Variable Interest Entities (continued)

FGIC has entered into agreements providing for the issuance of contingent preferred trust securities by a group of special purpose trusts. Each trust is solely responsible for its obligations, and has been established for the purpose of entering into a put agreement with FGIC that obligates the trusts, at FGIC's discretion, to purchase Perpetual Preferred Stock of FGIC. The purpose of this arrangement is to provide capital support to FGIC by allowing it to obtain access to new capital at its sole discretion at any time through the exercise of the put options. These trusts are considered VIEs under FIN 46-R. However, the Company is not considered a primary beneficiary and therefore is not required to consolidate the trusts (see Note 18).

13. Related Party Transactions

The Company is party to a capital lease agreement with a subsidiary of GE Capital. The lease agreement covers leasehold improvements made to the Company's headquarters as well as furniture and fixtures and computer hardware and software used by the Company (see Note 20).

In 2007, FGIC engaged Blackstone Advisory Services L.P., an affiliate of Blackstone, to provide services related to loss mitigation and remediation. For the year ended December 31, 2007, the Company recorded loss adjustment expenses of $9,500 for these services. In addition, for the years ended December 31, 2007 and 2006, FGIC paid Blackstone $522 and $257, respectively, for loss mitigation and remediation advisory services related to an investor-owned utility located in the City of New Orleans (see Note 11).

FGIC insures certain non-municipal issues with GE Capital involvement as sponsor of the insured securitization and/or servicer of the underlying assets. For some of these issues, GE Capital also provides first loss protection in the event of default. Gross premiums written on these issues amounted to $2, $2 and $3 for the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007 and 2006, principal outstanding on these deals before reinsurance was $5,476, and $5,667, respectively.

FGIC, in the normal course of operations, has entered into reinsurance transactions with PMI Guaranty Co. and PMI Mortgage Insurance Co. Ltd., which are both wholly owned subsidiaries of PMI. For the years ended December 31, 2007, 2006 and 2005, ceded premiums written were $6,893, $4,041 and $582, respectively, and ceding commission income was $1,000, $578 and $114, respectively, with respect to these PMI subsidiaries. Accounts payable due to these subsidiaries were $118 and $1,283 at December 31, 2007 and 2006, respectively. Loss reserves ceded to PMI Mortgage Insurance Co. Ltd. were $2,371, $0, and $0 at December 31, 2007, 2006, and 2005, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

13. Related Party Transactions (continued)

FGIC, in the normal course of operations, has entered into reinsurance transactions with RAM Reinsurance Company Ltd (RAM Re), in which PMI has a minority ownership interest. For the years ended December 31, 2007, 2006 and 2005, ceded premiums written for these transactions were $29,517, $9,824 and $4,582, respectively, and ceding commission income was $8,831, $2,929 and $1,369, respectively. Accounts payable due to RAM Re were $945 and $91 at December 31, 2007 and 2006, respectively. Loss reserves ceded to RAM Re were $513, $0, and $0 at December 31, 2007, 2006, and 2005, respectively.

Cypress is reported to own approximately 15% of Scottish Re Group Limited (Scottish Re). During 2006, FGIC insured a structured finance transaction and also assumed exposure from another monoline insurer in respect of another structured finance transaction in which subsidiaries of Scottish Re were involved. Neither transaction involves (a) a guaranty by FGIC of any obligation of Scottish Re, or (b) the payment of any fees or other amounts between FGIC and Scottish Re.

As of December 31, 2007, there were no amounts due to or from Scottish Re. For the years ended December 31, 2007 and 2006, gross premiums written of $1,160 and $699 and premiums earned of $1,141 and $637, respectively, relating to these transactions are reflected in the Consolidated Statements of Income.

In 2005, FGIC issued a financial guaranty insurance policy with respect to an accounts receivable securitization sponsored by a company in which Blackstone was contemporaneously acquiring a minority interest. In connection with this transaction, FGIC received premiums of $3,223, $3,260, $645, in 2007, 2006 and 2005, respectively.

FGIC believes that the terms of the transactions described above were completed on an arm's length basis.

14. Compensation Plans

Since January 1, 2004, the Company has offered a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis (for 2007, up to $15.5 for employees under age 50, plus an additional "catch up" contribution of up to $5 for employees 50 and older). The Company may also make discretionary contributions to the plan on behalf of employees. The Company contributed $5,027, $4,255 and $3,429 to the plan on behalf of employees for the years ended December 31, 2007, 2006 and 2005, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

14. Compensation Plans (continued)

The Company also offers a non-qualified deferred compensation plan for certain employees whose cash compensation equals or exceeds the limit under the 401(k) Plan. These employees may defer up to 100% of their pre-tax incentive compensation to a future date and accumulate tax-deferred earnings on this compensation. The Company may also make discretionary contributions to the plan on behalf of employees.

The Company contributed $1,348, $827 and $583 to the Plan on behalf of employees for the years ended December 31, 2007, 2006 and 2005, respectively.

15. Stock Compensation Plan

Employees of the Company may receive stock-based compensation under a FGIC Corp. incentive stock plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the fair value of the shares at the date of the grant. Restricted stock awards and restricted stock units are valued at the fair value of the stock on the grant date, with no cost to the grantee.

Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation.

No stock-based employee compensation cost related to stock options was recognized in the Consolidated Statements of Income for the year ended December 31, 2005, as all options granted through that date had an exercise price equal to the fair value of the underlying common stock on the date of grant. For grants of restricted stock units, unearned compensation, equivalent to the estimated fair value of the common stock at the date of grant, was recorded as a separate component of stockholders' equity and subsequently amortized to compensation expense over the vesting period.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

15. Stock Compensation Plan (continued)

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock options granted during the year ended December 31, 2005. For purposes of this pro forma disclosure, the value of the stock options is amortized to expense over the stock options' vesting periods.

                                                                Year Ended
                                                               December 31,
                                                                   2005
                                                              ---------------
  Net income, as reported                                           $190,466
  Stock option compensation expense determined under
     fair value-based method, net of tax                              (2,109)
                                                              ---------------
  Pro forma net income                                              $188,357
                                                              ===============

A summary of option activity for the years ended December 31, 2007, 2006 and 2005 is as follows:

                                        Number of       Weighted Average
                                     Shares Subject      Exercise Price
                                       to Options          per Share
                                    ------------------ -------------------
  Balance at December 31, 2004          114,153               $824
                                    ------------------ -------------------
  Granted                                27,145                711
     Exercised                                -                  -
     Forfeited                           (1,876)               685
     Expired                                  -                  -
                                    ------------------ -------------------
  Balance at December 31, 2005          139,422                804
                                    ------------------ -------------------
     Granted                             38,113                850
     Exercised                                -                  -
     Forfeited                           (6,504)               776
     Expired                                  -                  -
                                    ------------------
  Balance at December 31, 2006          171,031                815
                                    ------------------ -------------------
     Granted                             49,058                971
     Exercised                                -                  -
     Forfeited                           (4,042)               847
     Expired                                  -                  -
                                    ------------------ -------------------
  Balance at December 31, 2007          216,047               $850
                                    ------------------ -------------------

  Shares subject to options
  exercisable at:
     December 31, 2007                  106,616               $818
     December 31, 2006                   72,585               $818
     December 31, 2005                   42,630               $840

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

15. Stock Compensation Plan (continued)

Exercise prices for the stock options outstanding at December 31, 2007 range from $600 to $1,080 per share. At December 31, 2007, the weighted average remaining contractual life of the outstanding options was approximately seven years. Stock options granted in 2007 and 2006 vest ratably over four years and expire seven years from the date of grant. All stock options granted prior to December 31, 2005 vest ratably over five years and expire ten years from the date of grant.

The weighted average per share fair value of the stock options granted during the years ended December 31, 2007, 2006 and 2005 was $234.00, $238.00 and
$211.94, respectively, estimated at the date of grant, using the Black-Scholes-Merton option valuation model based on the following assumptions:

                                          Year Ended December 31
                                 2007              2006             2005
                            ---------------- ----------------- ----------------
  Expected life                   3.8 Years           4 Years          5 Years
  Risk-free interest rate             4.50%             4.46%           3.691%
  Volatility factor                   20.7%             25.0%             5.0%
  Dividend yield                          -                 -                -

The total fair value of stock options granted at the time of grant during the years ended December 31, 2007, 2006 and 2005 was approximately $11,480, $9,071 and $5,753, respectively.

As of December 31, 2007, there was $6,825 of total unrecognized compensation cost related to unvested stock options. These costs are expected to be recognized through February 28, 2011.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

15. Stock Compensation Plan (continued)

Restricted Stock Units

The Company recorded $1,028, $880 and $45 in compensation expense related to the grant of restricted stock units for the years ended December 31, 2007, 2006 and 2005, respectively. A summary of restricted stock units is as follows:

                                                              Weighted
                                                               Average
                                                             Grant Date
                                                Shares       Fair Value
                                             -------------- --------------
  Balance at December 31, 2004:                    200           $600
     Granted                                        37            710
     Delivered                                       -              -
     Forfeited                                       -              -
                                             -------------- --------------
  Balance at December 31, 2005:                    237            617
                                             -------------- --------------
     Granted                                     2,949            850
     Delivered                                    (237)           617
     Forfeited                                    (213)           850
                                             -------------- --------------
  Balance at December 31, 2006:                  2,736            850
                                             -------------- --------------
     Granted                                       362            971
     Delivered                                    (326)           850
     Forfeited                                       -              -
                                             -------------- --------------
  Balance at December 31, 2007:                  2,772           $866
                                             ============== ==============

As of December 31, 2007 there was $775 of total unrecognized compensation cost related to unvested restricted stock units. These costs are expected to be recognized through February 28, 2009.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

16. Dividends

Under the New York State Insurance Law, FGIC may pay dividends to FGIC Corp. only from earned surplus, subject to the following limitations: (a) FGIC's statutory surplus after any dividend may not be less than the minimum required paid-in capital, which was $72,500 in 2007, 2006 and 2005, and (b) dividends may not exceed the lesser of 10% of its surplus or 100% of adjusted net investment income, as defined by New York State Insurance Law, for the preceding twelve-month period, without the prior approval of the New York State Superintendent of Insurance. Due to FGIC's deficit in earned surplus at December 31, 2007, FGIC does not currently have the capacity to pay dividends without the prior approval of the NYSID.

During the years ended December 31, 2007 and 2006, FGIC declared dividends totaling $20,000 and $20,000, respectively, on its common stock and paid dividends of $20,000 and $10,000, respectively. During the year ended December 31, 2005, FGIC did not declare or pay dividends on its common stock.

17. Revolving Credit Facility

In December 2005, FGIC Corp. and FGIC entered into a $250,000 senior unsecured revolving credit facility that matures on December 11, 2010. The facility is provided by a syndicate of banks and other financial institutions. In connection with the facility, $150 in syndication costs were prepaid and will be amortized into expense over the term of the facility. The facility replaced a similar one-year facility that matured in December 2005. In February 2008, FGIC Corp. borrowed $250,000 under the facility.

FGIC Corp. and FGIC are currently in full compliance with the terms and conditions of the revolving credit facility.

18. Preferred Trust Securities

FGIC has a $300,000 "soft capital" facility, consisting of Money Market Committed Preferred Custodial Trust Securities (CPS Securities). Under the facility, each of six separate Delaware trusts (the Trusts), issues $50,000 in perpetual CPS Securities on a rolling 28-day auction rate basis. Proceeds from these securities are invested in high quality, short-term securities and are held in the respective Trusts.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

18. Preferred Trust Securities (continued)

Each Trust is solely responsible for its obligations and has been established for the purpose of entering into a put agreement with FGIC, which obligates the Trusts, at FGIC's discretion, to purchase perpetual Preferred Stock of FGIC. In this way, the program provides capital support to FGIC by allowing it to obtain access to new capital through the exercise of the put options.

Beginning in the third quarter of 2007, disruptions in the short term market caused the auctions for these facilities to "fail". When an auction fails, the existing investors are required to hold their investments, and the interest rate paid on the trust securities rises to a maximum rate (150 basis points over Libor when the securities are rated double-A, and to a rate of 200 basis points over Libor when the securities are rated at single-A or below). The impact of the failed auctions on the Company was an increase in the cost of the put option premium paid to the trusts. For the years ended December 31, 2007, 2006, and 2005, the fees incurred related to these put options were $2,984, $1,432, and $1,806, respectively.

19. Financial Instruments

(a) Fair Value of Financial Instruments

    The following methods and assumptions were used by the Company in estimating the fair values of financial instruments. Fair values estimated based upon internal valuation models are not necessarily indicative of the amount the Company could realize in a current market exchange.

    Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities. Fair value disclosure for fixed maturity securities is included in the consolidated balance sheets and in Note 6.

    Short-Term Investments: Short-term investments are carried at fair value, which approximates cost.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

    Cash and Cash Equivalents, Accrued Investment Income, Receivable from Related Parties, Ceded Reinsurance Balances Payable, and Payable for Securities Purchased: The carrying amounts of these items approximate their fair values.

    Financial Guaranties: The carrying value of the Company's financial guaranties is represented by the unearned premium reserve net of prepaid reinsurance premiums. Estimated fair values of these guaranties are based on an estimate of the balance that is necessary to bring the future returns for the Company's embedded book of business to a market return. The Company does not record a carrying value for future expected installment premiums. The fair value of future expected installment premiums as of December 31, 2007 and 2006 was approximately $838,533 and $630,831, respectively, both discounted at 5%.

    Loss and loss adjustment expense reserves, net: The carrying amount of case reserves is an estimate of the present value of the anticipated shortfall between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall. The carrying amount of watchlist reserves is an estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss given default. The carrying amounts of these items approximate their fair values.

    Derivative assets and liabilities: Derivative assets and liabilities are carried at fair value, as determined each quarter based on internally developed models. These models require market-driven inputs, including dealer quotes for the underlying bonds, credit spreads and yield curves. The models calculate a theoretical exit price and reflect management's best judgment about current market conditions. There may be volatility in the market-driven inputs obtained from an illiquid market for CDS and the underlying bonds and other obligations, and differences may exist between available market data and assumptions used by management to estimate the fair value of these instruments. Accordingly, the valuation results from the model could differ materially from amounts that would be realized in the market if the derivative were traded. Moreover, volatile market conditions are likely to cause future valuations to differ, possibly materially, from those reflected in the current period (see Note 8).

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

    Put agreements on FGIC perpetual preferred stock: As noted in Notes 12 and 18, FGIC has put agreements with six non consolidated trusts that obligates the trusts, at FGIC's discretion, to purchase Perpetual Preferred Stock of FGIC. The exercise of the put options would provide FGIC access to new capital at a pre-established rate. Given the downgrades in the Company's financial strength and credit ratings and the resulting increase in credit spreads on Company's debt, the fair value of the put options was estimated to be $60,120 and $0 at December 31, 2007 and 2006, respectively.

    The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2007 and 2006 were as follows:

                                                            2007                   2006
                                                    ---------------------- ---------------------
                                                    ---------- ----------- ---------- ----------
                                                    Carrying               Carrying
                                                     Amount    Fair Value   Amount    Fair Value
                                                    ---------- ----------- ---------- ----------
      Financial assets:
        Cash on hand and in-demand accounts         $ 125,355  $  125,355  $  29,963  $  29,963
        Short-term investments                        115,687     115,687    211,726    211,726
        Fixed maturity securities, available for
         sale                                       3,960,907   3,960,907  3,627,007  3,627,007
        Variable interest entity fixed maturity
         securities, held to maturity                 750,000     750,000    750,000    750,000
      Financial liabilities:
        Liability for net financial guaranties      1,232,960   1,139,968  1,190,884  1,124,179
        Loss and loss adjustment expense
         reserves, net                              1,258,727   1,258,727     38,814     38,814
        Derivative liabilities, net                 1,938,663   1,938,663      1,503      1,503

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

    19. Financial Instruments (continued)

(b) Concentrations of Credit Risk

    The Company considers its role in providing insurance to be credit enhancement rather than credit substitution. The Company insures only those securities that, in its judgment, are of investment grade quality at the time of underwriting. The Company has established and maintains its own underwriting standards that are based on those aspects of credit that the Company deems important for the particular category of obligations considered for insurance.

    Credit criteria include economic and social trends, debt management, financial management and legal and administrative factors, the adequacy of anticipated cash flows, including the historical and expected performance of assets pledged to secure payment of securities under varying economic scenarios, and underlying levels of protection, such as insurance or overcollateralization.

    In connection with underwriting new issues, the Company sometimes requires, as a condition to insuring an issue, that collateral be pledged or, in some instances, that a third-party guaranty be provided for the term of the issue by a party of acceptable credit quality obligated to make payment prior to any payment by the Company. The types and extent of collateral varies, but may include residential and commercial mortgages, corporate and/or government debt and consumer receivables.

    As of December 31, 2007, the Company's total outstanding principal insured was $313,949,268, net of reinsurance of $43,478,699. The Company's insured portfolio as of December 31, 2007 was broadly diversified by geographic and bond market sector, with no single obligor representing more than 1% of the Company's principal insured outstanding, net of reinsurance. The insured portfolio includes exposure executed in the form of credit derivatives. The principal written in the form of credit derivatives was $35,614,330 at December 31, 2007. Total outstanding principal insured does not reflect any amounts relating to commitment agreements.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

As of December 31, 2007, the composition of principal insured by type of issue, net of reinsurance, was as follows:

                                                   Net Principal
                                                    Outstanding
                                                --------------------
  Municipal:
    Tax-supported                                    $ 135,969,517
    Utility revenue                                     35,141,684
    Transportation                                      23,409,842
    Education                                           10,739,032
    Health Care                                          7,562,002
    Investor-owned utilities                             5,591,324
    Housing                                              1,911,198
    Other                                                1,751,151
                                                --------------------
  Total Municipal                                      222,075,750
  Non-municipal
    Asset-Backed                                        16,533,851
    Mortgage-Backed                                     29,614,582
    Other Structured Finance                                93,875
    Pooled Debt Obligations                             24,406,069
                                                --------------------
  Total Non-Municipal                                   70,648,377
  International                                         21,225,141
                                                --------------------
  Total                                              $ 313,949,268
                                                ====================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

As of December 31, 2007, the composition of principal insured ceded to reinsurers was as follows:

                                                        Ceded Principal
                                                          Outstanding
   Total                                               -----------------
   Reinsurer:
     Radian Asset Assurance Inc.                            $  9,564,232
     RAM Reinsurance Company Ltd.                              7,379,569
     Assured Guaranty Re Ltd.                                  7,275,619
     BluePoint RE.                                             5,752,860
     Assured Guaranty Corp                                     4,984,281
     Other                                                     8,522,138
   Total                                               -----------------
                                                            $ 43,478,699
                                                       =================

As of December 31, 2007, the Company had recoverables in excess of 3% of stockholders' equity from single reinsurers as follows:

                                                              Total
                                                           Recoverable
   Total                                               -----------------
   Reinsurer:
     Radian Asset Assurance Inc.                            $     65,078
     RAM Reinsurance Company Ltd.                                 39,471
     Assured Guaranty Re Ltd.                                     38,044
     BluePoint RE.                                                17,654
   Total                                               -----------------
   Total                                                       $ 160,247
                                                       =================

The Company's insured gross and net principal and interest outstanding was $578,617,777 and $500,960,962, respectively, as of December 31, 2007.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

FGIC is authorized to do business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands and the United Kingdom. Principal insured outstanding at December 31, 2007 by state, net of reinsurance, was as follows:

                                                            Net Principal
                                                             Outstanding
                                                            -------------
   California                                                $ 37,477,126
   New York                                                    22,275,797
   Florida                                                     16,910,078
   Texas                                                       13,047,209
   Pennsylvania                                                12,741,172
   Illinois                                                    12,270,735
   New Jersey                                                  10,032,445
   Michigan                                                     8,619,975
   Washington                                                   7,071,760
   Ohio                                                         6,589,090

   All other states                                            75,040,363
   Mortgage- and asset-backed                                  70,648,377
   International                                               21,225,141
                                                            -------------
   Total                                                     $313,949,268
                                                            =============

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

20. Commitments and Contingencies

Lease Obligations

The Company leases office space and equipment under operating lease agreements in the United States and the United Kingdom. Rent expense under operating leases for the years ended December 31, 2007, 2006 and 2005 was $6,410, $4,319 and $3,631, respectively. Future payments associated with these leases are as follows as of December 31, 2007:

                                                             Operating Lease
                                                               Commitment
                                                                  Amount
                                                            -----------------
  Year:
    2008                                                         $  5,025
    2009                                                            6,165
    2010                                                            6,174
    2011                                                            6,154
    2012                                                            6,253
    2013 and thereafter                                            46,294
                                                            -----------------
  Total minimum future rental payments                            $76,065
                                                            =================


In connection with the sale of FGIC Corp. by GE Capital in 2003, the Company entered into a capital lease with an affiliate of GE Capital, covering leasehold improvements and computer equipment to be used at its headquarters. At the lease termination date of June 30, 2009, the Company will own the leased equipment. Future payments associated with this lease are as follows as of December 31, 2007:

                                                             Operating Lease
                                                               Commitment
                                                                 Amount
                                                            -----------------
  Year ending December 31:
    2008                                                          $1,391
    2009                                                             265
  Total                                                            1,656
  Less interest                                                       94
                                                            -----------------
  Present value of minimum lease payments                         $1,562
                                                            =================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

21. Comprehensive Income

Accumulated other comprehensive income (loss) of the Company consists of net unrealized gains and losses on investment securities and foreign currency translation adjustments. The components of other comprehensive income for the years ended December 31, 2007, 2006 and 2005 are as follows:



                                                            Year ended December 31, 2007
                                                    ---------------------------------------------
                                                    --------------- -------------- --------------
                                                      Before Tax                    Net of Tax
                                                        Amount           Tax          Amount
                                                    --------------- -------------- --------------
Unrealized holding gains arising during the year           $34,438      $(12,053)        $22,385
Reclassification of gains realized in net income              (872)          305            (567)
                                                    --------------- -------------- --------------
Unrealized gains on investments                             33,566       (11,748)         21,818
Foreign currency translation adjustment                     12,149        (4,252)          7,897
                                                    --------------- -------------- --------------
Total other comprehensive income                           $45,715      $(16,000)        $29,715
                                                    =============== ============== ==============

                                                            Year Ended December 31, 2006
                                                    ---------------------------------------------
                                                    --------------- -------------- --------------
                                                      Before Tax                    Net of Tax
                                                        Amount           Tax          Amount
                                                    --------------- -------------- --------------
Unrealized holding gains arising during the year           $18,583       $(6,504)        $12,079
Reclassification of gains realized in net income              (274)           96            (178)
                                                    --------------- -------------- --------------
Unrealized gains on investments                             18,309        (6,408)         11,901
Foreign currency translation adjustment                     11,583        (3,387)          8,196
                                                    --------------- -------------- --------------
Total other comprehensive income                           $29,892       $(9,795)        $20,097
                                                    =============== ============== ==============

                                                            Year Ended December 31, 2005
                                                    ---------------------------------------------
                                                    --------------- -------------- --------------
                                                      Before Tax                    Net of Tax
                                                        Amount           Tax          Amount
                                                    --------------- -------------- --------------
                                                    --------------- -------------- --------------
Unrealized holding losses arising during the year         $(36,050)      $12,566        $(23,484)
Reclassification of gains realized in net income              (101)           35             (66)
Unrealized losses on investments                           (36,151)       12,601         (23,550)
Foreign currency translation adjustment                     (8,454)        2,922          (5,532)
                                                    --------------- -------------- --------------
Total other comprehensive loss                            $(44,605)      $15,523        $(29,082)
                                                    =============== ============== ==============

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

22. Quarterly Financial Information (Unaudited)


                                                  Three Months Ended                  Year Ended
                                    ----------------------------------------------- --------------
                                    ------------ -------- ------------- ------------ -------------
                                      March 31,  June 30, September 30,  December 31, December 31,
                                        2007      2007         2007         2007          2007
                                    ------------ -------- ------------- ------------ -------------

Gross direct and assumed
   premiums written                     $103,175 $124,976   $ 122,268     $100,849     $451,268
Net premiums written                      90,980   93,394      93,917       69,070      347,361
Net premiums earned                       76,583   80,593      74,619       73,490      305,285
Net investment income and net
   realized gains                         37,400   38,273      39,795       40,884      156,352
Interest income-investments held
   by variable interest entity            11,357    8,755      10,901       10,678       41,691
Other income and net mark-to-
   market gains (losses) on credit
   derivative products                       874  (15,385)   (206,041)  (1,715,424)  (1,935,976)
Total revenues                           126,475  112,291     (80,706)  (1,589,836)  (1,431,776)
Losses and loss adjustment
expenses                                   1,182   (5,388)     (2,031)   1,233,012    1,226,775
Interest expense - debt held by
variable interest entity                  11,357    8,755      10,901       10,678       41,691
Underwriting expenses                     28,387   22,776      23,586       16,905       91,654
Income (loss) before taxes                95,343   89,677    (108,945)  (2,857,249)  (2,781,174)
Net income (loss)                         70,361   73,105     (61,536)  (1,886,293)  (1,804,363)


                                                  Three Months Ended                 Year Ended
                                    ----------------------------------------------- -------------
                                    ------------ -------- ------------- ------------ -------------
                                      March 31,  June 30, September 30,  December 31, December 31,
                                        2006      2006         2006         2006          2006
                                    ------------ -------- ------------- ------------ -------------

Gross direct and assumed
   premiums written                     $ 89,281 $163,260    $ 85,030    $ 103,660     $441,231
Net premiums written                      82,585  134,373      66,590       83,266      366,814
Net premiums earned                       59,464   71,845      62,738       72,410      266,457
Net investment income and net
   realized gains                         32,319   34,038      35,803       36,315      138,475
Interest income-investments held
   by variable interest entity             4,937    9,658      10,033       11,265       35,893
Other income and net mark-to-
   market gains (losses) on credit
   derivative products                       308      (48)      1,596          740        2,596
Total revenues                            97,028  115,493     110,170      120,730      443,421
Losses and loss adjustment
   expenses                               (1,933)    (265)        520       (7,022)      (8,700)
Interest expense - debt held by
   variable interest entity                4,937    9,658      10,033       11,265       35,893
Income before taxes                       77,573   90,732      85,119       99,432      352,856
Net income                                58,711   67,211      63,563       74,353      263,838

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

23. Subsequent Events

In June 2007, FGIC UK Ltd entered into a commitment agreement with Havenrock II Limited (Havenrock II), a special purpose vehicle created by IKB Deutsche Industriebank (IKB) for the sole purpose of the transaction, to issue a financial guaranty policy in respect of up to $1.875 billion of high-grade and mezzanine ABS CDOs contained in a $2.5 billion reference portfolio (the Commitment Agreement), subject to FGIC UK Ltd's rights and defenses and to the terms and conditions of the Commitment Agreement.

On March 12, 2008, FGIC and FGIC UK Ltd filed a lawsuit against IKB, Havenrock II, IKB Credit Asset Management (IKB CAM) and Calyon Credit Agricole CIB (Calyon). FGIC and FGIC UK Ltd allege in their complaint, filed in the Supreme Court of the State of New York, that IKB and IKB CAM, through a series of fraudulent misrepresentations and omissions regarding IKB's financial condition and stability, induced FGIC UK Ltd to enter into the Commitment Agreement. On March 17, 2008, Calyon issued proceedings in the High Court of England and Wales (Queen's Bench Division, Commercial Court) against FGIC UK Ltd and Havenrock II seeking a declaration that the Commitment Agreement is valid and enforceable against FGIC UK Ltd. Management believes that FGIC UK Ltd has meritorious claims and defenses and intends to vigorously pursue litigation to prove that the commitment to issue insurance under the Commitment Agreement is unenforceable.

In addition, management believes that, subsequent to year-end 2007, a party failed to perform certain responsibilities under the operative documents, and consequently management believes that substantially all of the assets that could potentially have qualified for coverage by FGIC UK Ltd can no longer qualify and that FGIC UK Ltd therefore has no further obligation to insure those assets. As noted in Note 11, approximately seventy-five percent of the Company's loss reserves at December 31, 2007 related to the Commitment Agreement; those reserves did not reflect the developments described above. Management is assessing whether the loss reserve related to the Commitment Agreement needs to be adjusted in the future to reflect the impact of these developments; any such adjustment could be material.